EXHIBIT INDEX


Exhibit
Number                         Description
________                       ____________

99.1                           Press Release, dated January 5, 1998

                           NEWS RELEASE
                           ____________

FOR IMMEDIATE RELEASE              Investor Contact:   Helen M. Wilson
                                                       (441) 299-9283

                                   Media Contact:      Wendy Davis Johnson
                                                      (441) 299-9347


       ACE Limited Completes Acquisition of Westchester Specialty Group, Inc.
       _______________________________________________________________________

     HAMILTON, Bermuda, January 5, 1998 - ACE Limited (NYSE: ACL) announced that it has completed the acquisition of Westchester Specialty Group, Inc., from Talegen Holdings, Inc., an indirect wholly owned subsidiary of Xerox Corporation. The total purchase price paid by ACE in the acquisition was $338 million. The $338 million purchase price includes adjustments, as provided for in the purchase agreement, of $5 million. Westchester Specialty Group, Inc., the holding company of the acquired business, will operate under the name ACE USA, while its subsidiaries will retain their names.

     Brian Duperreault, chairman, president and chief executive officer of ACE Limited stated, "We can think of no better way to begin the new year than by formally welcoming Westchester to the ACE group of companies. As we said when we announced this proposed acquisition a few months ago, Westchester introduces us to a larger new client base.

     "Given our focus on product and geographic diversification, we are pleased that business development in this important market can now begin in earnest."

     The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. ACE Limited, through its Bermuda-based subsidiaries, A.C.E. Insurance Company, Ltd., Corporate Officers & Directors Assurance Ltd. and Tempest Reinsurance Company Limited, provides excess liability insurance, directors and officers liability insurance, and property catastrophe reinsurance, as well as satellite, aviation, excess property, financial lines and political risk coverages. ACE also owns two Lloyd's managing agencies, ACE London Aviation Limited and ACE London Underwriting Limited, and provides corporate capital to Lloyd's syndicates under their management. At September 30, 1997, ACE Limited had approximately $2.6 billion in shareholders' equity and $5.0 billion in assets.

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